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                                                                     Exhibit 5.1

                              Bingham McCutchen LLP
                               150 Federal Street
                           Boston, Massachusetts 02110
                                tel: 617-951-8000
                                fax: 617-951-8736

November 22, 2004

iBasis, Inc.
20 Second Avenue
Burlington, MA 01803

       RE: REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933

Dear Ladies and Gentlemen:

       We have acted as counsel to iBasis, Inc., a Delaware corporation (the "COMPANY") in connection with the registration under the Securities Act of 1933, as amended, of 16,732,500 shares of the Company's Common Stock, $0.001 par value per share ("COMMON STOCK"), consisting of 15,000,000 shares (the "SHARES") of Common Stock, and 1,732,500 shares of Common Stock issuable upon the exercise of a certain warrant (the "WARRANT") to purchase shares of Common Stock issued to Tejas Securities Group, Inc. (the shares of Common Stock issuable upon the exercise of the Tejas Warrant being referred to herein as the "WARRANT SHARES"), pursuant to a Registration Statement on Form S-1 (as amended from time to time, the "REGISTRATION STATEMENT"), initially filed with the Securities and Exchange Commission on October 18, 2004.

       As such counsel, we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares and the Warrant Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

       For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we express no opinion as to the laws of any other jurisdiction.

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       Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and that the Warrant Shares have been duly authorized and, when and if issued upon the exercise of the Warrant, will be validly issued, fully paid and non-assessable.


       We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading "Legal Matters" in the related prospectus.


                                        Very truly yours,

                                        /s/ Bingham McCutchen LLP
                                        BINGHAM McCUTCHEN LLP